Exhibit 10.7

EXECUTION VERSION

DATED

HEALTH IN TECH, INC

(As Company)

(as Investor)

ROSCOMMON INSURANCE COMPANY

and

TERVIST LLC

(as Founders Holding Companies)

TIM JOHNSON

and

LINLIN QIAN

(as Founders)

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on__________________, 202_ by and amongst:

1.	HEALTH IN TECH, INC a private company incorporated under the laws of Nevada whose registered office is at 8275 South Eastern Avenue #200, Las Vegas, NV 89123 (the “Company”);

2.	Invested Company or Individual, (a) ROSCOMMON INSURANCE COMPANY, a company incorporated under laws of South Carolina of a registered office c/o Steve Dyer Law LLC, is 82 Marsh Grass Way, Pawleys Island, South Carolina 29585 and (b) TERVIST LLC, a company incorporated under the laws of Delaware of a registered office is 16192, Coastal Hwy, Lewes DE 19958-3608 (each of them refer to the “Founders Holding Company” and collectively refer as the “Founders Holding Companies”); and

3.	Tim Johnson, holder of the United States and Linlin Qian (each of them refer to the “Founder” and collectively refer as the “Founders”).

Each of the parties listed above shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS:

A.	The Group Companies (as defined below) are mainly engaged in the business of providing self-insured medical insurance products for small businesses and providing services technology and AI backed SaaS platform for faster underwriting and offer 24/7 full time access for patients to have their own medical data which is the only market solution for interoperability (the “Business”).

B.	The Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, the Purchased Shares on the terms and conditions set forth in this Agreement.

C.	The Parties desire to enter into this Agreement and make their respective representations, warranties, and covenants on the terms and subject to the conditions in this Agreement.

IT IS AGREED:

In consideration of the foregoing recitals, the mutual promises hereinafter set forth, other good and valuable consideration, and the receipt and sufficiency of which are hereby acknowledged, the Parties intend to be legally bound as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, unless context otherwise requires:

“Accounting Standards” means, generally accepted accounting principles in the United States, applied on a consistent basis.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, or, in the case of a natural person, any other person that is controlled by such person or is a Relative of such person. In the case of an Investor, the term “Affiliate” also includes: (a) any shareholder of the Investor; (b) any of such shareholder’s or Investor’s general partners; (c) the fund manager managing or advising such shareholder or Investor (and general partners or limited partners and officers thereof) and other funds managed or advised by such fund manager; (d) trusts Controlled by or for the benefit of any such Person referred to in the foregoing (a), (b) or (c); and (e) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Investor. For the avoidance of doubt, no Investor shall be deemed an Affiliate of any Group Company.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, and the Articles of Incorporation, each as defined herein.

“Articles of Incorporation” means the amended and restated Articles of Incorporation of the Company as adopted in accordance with applicable Law prior to the Closing.

“Associate” means, with respect to any Person, (a) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity, or (c) any Relative or spouse of such Person, or any Relative of such spouse, who has the same home as such Person.

“Board” or “Board of Directors” means the board of directors of the Company as constituted from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday public holiday or other day on which commercial banks are required or authorized by law to be closed in (a) the Cayman Islands, with respect to any action to be undertaken or notice to be given in the Cayman Islands, or (b) the United States, the PRC or Hong Kong, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, articles of incorporation , bylaws, articles of organization, certificate of formation, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Closing” means each of the Final Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Class A Common Stock” means the Company’s Class A Common Stock, par value US$0.001 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value US$0.001 per share.

“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.

“Company Owned IP” means Intellectual Property owned by, purported to be owned by, or exclusively licensed to, a Group Company.

“Company Registered IP” means all Intellectual Properties for which registrations have been obtained in the United States or in other countries (and all applications for, or extensions or reissues of, any of the foregoing in the United States or in other countries) which are owned by, or registered or applied for in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, undertaking purchase order, purchasing arrangement, liability and other legally binding right, obligation, undertaking or arrangement of any kind, and includes any offer, tender or bid capable or acceptance by a third party, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Convertible Shares” means, collectively, the Series A Preferred Stock and the Class B Common Stock.

“ESOP” means the Company’s share option plan or other equity incentive plan, in any case as is approved by the Board (including the affirmative vote of the Investor Director).

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended and interpreted from time to time.

“Force Majeure” means an occurrence beyond the reasonable control of any Party including acts of God, insurrection or civil disorder, war or military operations (whether war be declared or not), acts or threats of terrorism, requisition, embargo, riot, commotion, strikes, national or local emergencies, fire, lightning, explosion, floods, drought, earthquake, volcanic eruption, landslide and explosion.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company and each and any of its Subsidiaries from time to time and “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (a) patents, patent rights and applications therefore and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof; (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models; (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefore, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation); (d) URLs, web sites, web pages and any part thereof; (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms; (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefore; (g) the goodwill symbolized or represented by the foregoing; and (h) any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Investment Amount” means the total consideration payable by the Investor to Company for the Purchased Shares as set forth opposite the Investor’s name in the table in SCHEDULE I hereto.

“Key Employees” means all employees of the Group Companies as set forth in SCHEDULE V hereto.

“Knowledge” means, with respect to the Warrantors, the knowledge of any of the Warrantors, and that knowledge which should have been acquired by each Warrantor after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all indebtedness, liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law; (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person; and (d) any adverse claim as to title, possession or use.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole; (b) material impairment of the ability of any party (other than the Investor) to perform the material obligations of such party under any Transaction Documents; or (b) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any party hereto or thereto (other than the Investor).

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement and the other Transaction Documents, shall exclude Hong Kong, the Macau Special Administrative Region and Taiwan.

“Prohibited Person” means any Person that is (a) a national or resident of any U.S. embargoed or restricted country; (b) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions; (c) a member of any PRC military organization; or (d) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Purchased Shares” means such number of Series A Preferred Stock set forth opposite the Investor’s name in SCHEDULE I hereof with the rights and privileges as set forth in Schedule V and the Articles of Incorporation.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, holder of any Equity Security of any Group Company, any Relative of a shareholder, director or officer of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Relative” of a natural person means any spouse, parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended and interpreted from time to time.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company as set forth and described in the Articles of Incorporation on file and of record with the Nevada Secretary of State as of March 8, 2022, and having a par value US$0.001 per share.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and amongst the parties named therein on or prior to the Closing, which shall be in form and substance satisfactory to the Investor and the Company.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person. For the avoidance of doubt, a branch of any Group Company shall be deemed a Subsidiary of such Group Company.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax” means (a) all national, provincial, municipal, local or foreign taxes, charges, fees, imposts, levies, or other assessments, including, without limitation, all net income, gross receipts, value added, consumption, business, customs duties, import value added, land value added, deed, real estate, surtaxes, ad valorem, capital, sales, use, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social insurance (including pension, medical, unemployment, and housing), excise, severance, stamp, occupation, property, and estimated taxes, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing authority in connection with any item described in the foregoing (a); and (c) any transferee liability in respect of any items described in the foregoing (a) and/or (b).

“Transaction Documents” means this Agreement, the Ancillary Agreements, and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.” means the United States of America.

“US$” or “USD” means United States Dollars, the lawful currency of the United States of America.

“Warrantor” means each of the Group Companies, the Founders Holding Companies and the Founders, collectively the “Warrantors”.

1.2.	Other Defined Terms

The following terms shall have the meanings as set forth below:

Arbitration Notice	Section 1.10.6.1
Balance Sheet	Section 1.13.9.1
Business	Recital (A)
Business Plan	Section 13.22
Closing Date	Section 1.1.2.3.1
Closing Long-Stop Date	Section 1.9.1.1
Company IP	Section 1.13.16.1
Compliance Laws	Section 1.13.13.1
Confidential Information	Section 1.7.1
Disclosing Party	Section 1.1.7.4.8
Disclosure Schedule	Section 3
Dispute	Section 1.10.6.1
Environmental Laws	Section 13.23
Financial Statements	Section 1.13.9.1
HKIAC	Section 1.10.6.2
Indemnitee	Section 1.10.2.1
Indemnitor and Indemnitors	Section 1.10.2.1
Investor Director	Section 1.5.6
Leases	Section 13.14
Leased Properties	Section 13.14
Licenses	Section 1.13.16.5
Material Contracts	Section 13.12
Principal Tribunal	Section 1.10.6.10
Representatives	Section 1.13.13.1
Required Consents	Section 13.7
Sales Commitment	Section 1.8.17.1
Statement Date	Section 1.13.9.1

2.	TRANSACTIONS

2.1.	Authorization

As of the Closing (as defined below), (a) the Company shall adopt and cause to be effective the Articles of Incorporation and its Charter Documents; (b) the Company shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of the Series A Preferred Stock having the rights, preferences, privileges and restrictions as set forth in the Articles of Incorporation and free and clear of all Liens; and (c) the rights and interests set forth on Schedule V, attached hereto, shall fully vest with the Investor and in and with respect to the Investor’s holdings of Series A Preferred Stock. For avoidance of doubt, if the rights and interests set forth on Schedule V contradicts to the rights and interests of Series A Preferred Stock set forth in the Articles of Incorporation, the rights and interests set forth on Schedule V shall prevail.

2.2.	Agreement to Purchase and Sell

Subject to the terms and conditions of this Agreement, the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, the Purchased Shares at the Investment Amount.

2.3.	Closing

2.3.1.	Closing

The consummation of the sale and purchase of Purchased Shares (the “Closing”) is divided into two payments. The first payment of US $ 1,000,000 shall take place no later than five (5) Business Days after signing of the Share Purchase Agreement as defined. The second payment of US $1,000,000 shall take place remotely via the exchange of documents and signatures as soon as practicable but in no event later than thirty (30) Business Days after all closing conditions specified in Section 5.1 and Section 6 hereof have been waived by the Investor or satisfied, or at such other time and place as the Company and the Investor shall mutually agree in writing (such date when the Closing takes place, the “Closing Date”).

2.3.2.	Deliveries by the Warrantors at the Closing

At the Closing, the Company shall, and the other Warrantors shall cause the Company to, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 5.1, deliver to the Investor, (a) copy of the updated register of members of the Company, certified as true and accurate by the registered agent of the Company, reflecting the sale and purchase of the Purchased Shares at the Closing; (b) copy of the updated register of directors of the Company, certified as true and accurate by its registered agent of the Company, evidencing the appointment of the Investor Director as contemplated by Section 5.6 hereof; (c) copy of duly executed share certificates in the name of the Investor issued by the Company representing the Purchased Shares; and (d) copy of each Transaction Document duly executed by the parties thereto to which it is a named party.

Within seven (7) Business Days of the Closing, the Company shall deliver to the Investor the original duly executed share certificate issued in the name of the Investor representing the Purchased Shares being issued to the Investor at the Closing.

2.3.3.	Deliveries by the Investor at the Closing

At Closing, the Investor shall, (a) pay to the Company the Investment Amount (i.e. US$__________) by wire transfer of immediately available funds in US dollars to the bank account of the Company, which shall be designated by the Company in writing to the Investor not less than five (5) Business Days prior to the Closing; and (b) execute and deliver to the Warrantors each of the Transaction Documents to which it is a named party together with any other items the delivery of which by the Investor is made an express condition to the Warrantors’ obligations at the Closing pursuant to Section 6.

2.4.	Capitalization of the Company Immediately After the Closing

The Investment Amount is based upon a post-money valuation of US$ _________. Schedule III hereof sets forth a complete list of all outstanding shareholders of the Company immediately after the Closing, on a fully diluted basis, indicating the type and number of shares held by each of such shareholder.

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Subject to such exceptions as may be specifically set forth in the disclosure schedule (the “Disclosure Schedule”) delivered by the Warrantors to the Investor as of the date of this Agreement and at Closing, which shall be in the form satisfactory to the Investor and attached hereto as Exhibit A (which shall be deemed to be part of this Section 3), each of the Warrantors jointly and severally represents and warrants to the Investor as of the date of this Agreement and as of each Closing Date that:

3.1.	Organization, Good Standing and Qualification

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction.

3.2.	Capitalization and Voting Rights

Immediately prior to the Closing, the authorized share capital of the Company shall be divided as follows:

3.2.1.	Common Stock

A total of 100,000,000 authorized Common Stock, par value US$0.001 per share, of the Company, which are further divided into:

(a)	a total of 50,000,000 Class A Common Stock 15,000,000 of were issued and outstanding 3,001,122 are reserved and will be issued for ESOP after Closing; and

(b)	a total of 50,000,000 authorized Class B Common Stock, 15,000,000 were issued and outstanding; (as set forth in the capitalization table attached hereto as Schedule II.

3.2.2.	Preferred Shares

A total of 20,000,000 shares of Series A Preferred Stock, par value US$0.001 per share, of the Company are authorized, of which 1,886,792 shares of Series A Preferred Stock were issued and outstanding prior to the Closing and an additional ___________ Series A Preferred Stock shares shall be issued and outstanding pursuant to consummation of the Closing (such __________ Series A Preferred Stock shares to be issued to Investor pursuant to this Agreement).

3.2.3.	Reserved Shares

The Company has reserved sufficient Class A Common Stock for issuance upon the conversion of the Series A Preferred Stock:

(a)	the conversion privileges of the Convertible Shares set forth above;

(b)	the rights provided in the Articles of Incorporation and the Shareholders Agreement;

(c)	______________ Class A Common Stock reserved for the employees, officers, directors or consultants of the Group Companies pursuant to ESOP where:

(i)	there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the shares of the Company; and

(ii)	no shares of the Company’s issued and allotted share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

3.2.4.	Outstanding Security Holders

A complete and current list of all outstanding shareholders, option holders and other Equity Securities holders of the Company as of the date hereof and immediately prior to the Closing is set forth in Section 3.2.4 of the Disclosure Schedule, indicating the type and number of shares, options or other Equity Securities held by each such shareholder, option holder or other Equity Security holder. Except as set forth in Section 3.2.4 of the Disclosure Schedule, all outstanding share capital of each of the Group Companies and the Founders Holding Companies has been duly and validly issued (or subscribed for), is fully paid and is non-assessable, free of limitation in voting rights, preemptive rights, any other restrictions on transfer and other Liens (except for any restrictions on transfer under applicable Laws and the Transaction Documents), and has been issued in compliance with all applicable Laws, Contracts and preemptive rights.

Except for those expressly provided in this Agreement or any Transaction Document, there are no (a) resolutions pending to increase the authorized share capital of any of the Group Companies and the Founders Holding Companies; (b) dividends which have accrued or been declared but are unpaid by any Group Company; (c) obligations, contingent or otherwise, of any of the Group Companies and the Founders Holding Companies to repurchase, redeem, or otherwise acquire any Equity Securities of such Person; or (d) any voting trusts, shareholder agreements, registration rights, proxies or other agreements or understandings in effect with respect to the voting, issuance, redemption, acquisition or transfer of any Equity Securities of any of the Group Companies and the Founders Holding Companies.

3.3.	Corporate Structure; Subsidiaries

3.3.1.	Section 3.3.1 of the Disclosure Schedule includes a chart setting forth each Group Company, in each case, (a) immediately prior to the Closing and (b) immediately following each Closing, and lists the issued and outstanding share capital of each Group Company, the name of each equity holder of each Group Company and the number of shares or Equity Securities held by such equity holder, the form of legal entity of each Group Company, the location/jurisdiction where each Group Company was organized, each jurisdiction in which each Group Company is required to be licensed to do business as a foreign Person and a brief summary of each Group Company’s business. Without prejudice to the foregoing, the structure chart for the Second Closing is subject to any change duly approved and performance in accordance with the Transaction Documents.

3.3.2.	Except in respect of any interest held in any Group Company, none of the Company and other Group Companies has any Subsidiaries or owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity. Except as set forth in Section 3.3.2 of the Disclosure Schedule, none of the Company or the Group Companies maintains any offices or any branches. Except for the Group Companies or otherwise as disclosed in Section 3.3.2 of the Disclosure Schedule and the written statement of the Founders, none of the Founders and the Founders Holding Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

3.3.3.	Except as set forth in Section 3.3(iii) of the Disclosure Schedule, the Company is a holding company and up until the date of the Closing has had no business activities or assets (including Intellectual Property) other than the ownership of one hundred percent (100%) of the equity interests in Stone Mountain Risk, LLC, International Captive Exchange, LLC, and HI Card, LLC. Except as set forth in Section 3.3.3 of the Disclosure Schedule, each of the Group Company does not, directly or indirectly, own any shares or equity interests in any other Person as of the Closing. Except as set forth in Section 3.3(iii) of the Disclosure Schedule, on the date hereof and as of the date of each Closing, the Company has no liabilities or obligations, has no employees and is not a party to any agreement, contract or commitment, other than those relating solely to the transactions contemplated by the Transaction Documents.

3.3.4.	Except as set forth in Section 3.3.4 of the Disclosure Schedule, each Founder Holding Company is a holding company and up until the date of each Closing has had no business activities or assets (including Intellectual Property) other than the ownership of certain number of Class A Common Stock in the Company. Except as set forth in Section 3.3.4 of the Disclosure Schedule, other than the Group Companies, none of the Founders Holding Companies directly or indirectly owns any shares or equity interests in any other Person as of each Closing. On the date hereof and as of the date of each Closing, each Founder Holding Company and has no liabilities or obligations, has no employees and is not a party to any agreement, contract or commitment, other than those relating solely to the transactions contemplated by the Transaction Documents.

3.4.	Authorization

Each party to a Transaction Document (other than the Investor) has all requisite power and authority to execute and deliver such Transaction Document and to carry out and perform its obligations thereunder. All action on the part of such party (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of such Transaction Document and the performance of all obligations of such party thereunder has been taken or will be taken prior to or at the Closing.

This Agreement has been duly executed and delivered by each party thereto (other than the Investor) and constitutes, and each Transaction Document when executed and delivered by each party thereto (other than the Investor) will constitute, valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally.

3.5.	Valid Issuance of Purchased Shares

The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. The Purchased Shares will immediately following the Closing represent no less than seven percent (7%) of the enlarged issued share capital of the Company and will be free and clear of all Liens. All outstanding share capital of the Company has been duly and validly issued, fully paid and non-assessable, and all outstanding shares, options and other Equity Securities of the Company will have been issued in full compliance with the requirements of all applicable securities laws and regulations (to the extent applicable, the registration and prospectus delivery requirements of the Securities Act or the applicable exemptions therefrom).

3.6.	Consents; No Conflicts

Except as disclosed on Section 3.6 of the Disclosure Schedule, all Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investor) have been duly obtained or completed (as applicable) and are in full force and effect.

The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investor) do not, and the consummation by such party of the transactions contemplated thereby will not, (a) result in a violation of the Charter Documents of any applicable Warrantor; (b) require it to obtain any consent, approval or action of, or make any filing with or give any notice to any governmental authority or any other person pursuant to any law or instrument, Contract or other agreement to which it is a party or by which it is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (c) conflict with or result in a breach or violation in any Law applicable to any Warrantor in any material respect; (d) conflict with or result in a breach or violation in, or constitute a default under, any Contract to which any Warrantor is a party or by which any Warrantor is bound in any material respect; or (e) violate any order, judgment or decree against, or binding upon, it or upon its respective securities, properties or businesses or of any order, writ, injunction, judgment or decree of any Governmental Authority by which any Warrantor is bound. The Charter Documents of each applicable Warrantor are in the form provided to the Investor. No Warrantor, if applicable, is in violation or breach of any of its Charter Documents.

3.7.	Compliance with Laws; Consents

Each of the Group Companies and the Founders Holding Companies is, and has been, in compliance with all applicable Laws in all material respects. All Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each of the Group Companies and the Founders Holding Companies as now conducted (collectively, the “Required Consents”), have been duly obtained or completed in accordance with all applicable Laws, except for those the lack of which would not have a Material Adverse Effect. No Required Consent contains any materially burdensome restrictions or conditions, and each Required Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies or the Founders Holding Companies is in default in any material respect under any Required Consent.

3.8.	Tax Matters

3.8.1.	Except as set forth on Section 3.8.1 of the Disclosure Schedule, each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority,; (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party,; and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses the foregoing (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

3.8.2.	Each Tax Return referred to in Section 3.8.1 above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

3.8.3.	The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the Warrantors, there is no proposed Liability for a material deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

3.8.4.	No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise except for those incurred in the ordinary course of the Group’s business consistent with its past practices.

3.8.5.	All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the U.S. under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

3.8.6.	Within the period of three (3) years prior to the date hereof, no Group Company has not paid or become liable to pay any fine, penalty, surcharge in relation to Tax.

3.8.7.	To the Knowledge of the Warrantors, no Group Company is or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current taxable year or any future taxable year.

3.8.8.	To the Knowledge of the Warrantors, none of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

3.8.9.	The Group Companies have never carried on a trade or business for Tax purpose other than the trade or business which the Group Companies now carry on and will be carrying on at the Closing.

3.8.10.	The Company is treated as a corporation for U.S. federal income tax purposes.

3.9.	Financial Statements

3.9.1.	The Company has delivered to the Investor the unaudited and consolidated balance sheet (the “Balance Sheet”) and the statements of operations and cash flows for the Group Companies as of and for the six-month period ending December 31, 2021 (the “Statement Date”) (such financial statements are collectively referred to as the “Financial Statements”).

3.9.2.	The Financial Statements (a) have been prepared in accordance with the requirements of all relevant laws and generally accepted accounting practices and principles commonly adopted in US and comply with the requirement of the Law; (b) have been prepared in accordance with the books and records of each Group Company; and (c) fairly and accurately present the state of affairs, assets and liabilities, financial position and profit or loss of each Group Company as of the dates indicated therein and the results of operations and cash flows of such Group Company for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material.

3.9.3.	All of the accounts receivables owing to any of the Group Companies as of the date of the applicable Closing, including without limitation all accounts receivable set forth on the Financial Statements constitute valid and enforceable claims and are current and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle such Group Company to collect in full in respect of any such receivables. No Group Company has any Liabilities except for (a) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date; and (b) current Liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices.

3.9.4.	Except as disclosed on Section 3.9 of the Disclosure Schedule, none of the Group Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. None of the Group Companies is a guarantor or indemnitor of any Liabilities of any other Person.

3.10.	Changes

Since the Statement Date, except as disclosed on Section 3.10 of the Disclosure Schedule:

3.10.1.	each of the Group Companies has operated its business in the ordinary course consistent with its past practice;

3.10.2.	each of the Group Companies used its reasonable best efforts to preserve its business;

3.10.3.	no Group Company has engaged in any new line of business, or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice;

3.10.4.	there has not been any Material Adverse Effect or any material change in the way each Group Company conducts its business;

3.10.5.	there has been no waiver, termination, cancellation, settlement or compromise of a material valuable right or of a material debt or claim by or of any Group Company;

3.10.6.	there has been no incurrence, creation, assumption, repayment, satisfaction, or discharge of any material Lien, indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees or customers for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

3.10.7.	there has been no material change in any compensation arrangement with any employee of any Group Company (other than in the ordinary course of business consistent with past practice), or adoption of any new employee benefit plan, or made any material change in any employee benefit plan;

3.10.8.	there has been no commencement or settlement of any material Action;

3.10.9.	there has been no resignation or termination of any Key Employee of any Group Company;

3.10.10.	there has been no purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof without prior written consent of the Investor.

3.11.	Actions

3.11.1.	Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Warrantors, threatened against or affecting any of the Group Companies and the Founders Holding Companies or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the best Knowledge of the Warrantors, any Key Employee or director of any Group Company in connection with such Person’s respective relationship with such Group Company. There is no Governmental Order in effect and binding on any of the Group Companies and the Founders Holding Companies or their respective assets or properties which will have a material adverse effect. There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action.

3.11.2.	No order has been made and no resolution has been passed for the winding up of any Group Companies or for a provisional liquidator to be appointed in respect of the any Group Companies and no petition has been presented and no meeting has been convened for the purpose of winding up any Group Companies. No receiver has been appointed in respect of any Group Companies or all or any of its assets. No distress, execution or other process has been levied on any of the assets of any Group Companies, and Group Company is not insolvent or unable to pay its debts as they fall due.

3.11.3.	The Group Company is not the subject of any governmental or official investigation or inquiry and there are no such investigation or inquiry which is threatened or of any facts or circumstances which may give rise to any such investigation or inquiry.

3.12.	Material Contracts.

3.12.1.	A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract) has been delivered to the Investor, all of which are listed in Section 3.12.1 of the Disclosure Schedule. “Material Contracts” means, collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that:

(a)	With the Group Companies’ top ten (10) customers for the six months ended December 31, 2021 (determined on the basis of aggregate revenues recognized by the Group Companies in the Financial Statements, taken as a whole);

(b)	with Group Companies’ top ten (10) suppliers for the six months ended December 31, 2021 (determined on the basis of aggregate purchases made by the Group Companies, taken as a whole);

(c)	involves obligations (contingent or otherwise) or payments in excess of US$100,000 individually or in the aggregate per annum or has an unexpired term in excess of one (1) year;

(d)	involves Intellectual Property that is material to a Group Company, including without limitation, the Licenses (as defined below);

(e)	restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities);

(f)	involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority;

(g)	is with a Related Party;

(h)	involves indebtedness, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien;

(i)	is a contract of guarantee, indemnity or suretyship or contract to secure any obligation of any Person other than the Company;

(j)	involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business;

(k)	involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration;

(l)	involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$ 100,000 per annum), including without limitation, the Leases (as defined below);

(m)	involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person;

(n)	is with a Governmental Authority, state-owned enterprise, or sole- source supplier of any material product or service (other than utilities);

(o)	is a benefits plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees;

(p)	is a brokerage or finder’s agreement, or material sales agency, marketing or distributorship Contract;

(q)	is a power of attorney given by any Group Company;

(r)	is otherwise material to a Group Company or is one on which a Group Company is substantially dependent;

(s)	enter into outside of its ordinary course of business; or

(t)	restricts its freedom of action in relation to its normal business activities or is otherwise material to the business or financial condition of any of the Group Companies.

3.12.2.	Each Material Contract has been duly authorized, executed and delivered by the Group Company that is a party thereto and constitutes a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except

(a)	as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and

(b)	as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

3.12.3.	There is no such Material Contract or practice that is void, illegal, unenforceable, registerable, or notifiable under any provision or regulation of any fair trading or anti-trust or similar legislation anywhere in the world (all such legislation and regulations being referred to as anti-trust rules). The Group Company has not registered any Material Contract under or filed any notification or application for exemption in relation to anti-trust rules. The Group Company has not received any complaint or threat to complain under or referring to anti-trust rules and has not received any process, request for information, notice, communication, investigation or objections, or been the addressee of or party to any decision, judgment, undertaking or settlement relating to, anti-trust rules or to any proceedings in which anti-trust rules were pleaded or relied upon, and, so far as the Group Company is aware the Group Company is not likely to receive any of the foregoing.

3.12.4.	Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no material breach or default, alleged material breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material delay, breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract in any material respect. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract in any material respect or that any other party thereto intends to terminate such Material Contract.

3.13.	Ethical Business Practices

3.13.1.	Each of the Group Companies and the Founders Holding Companies and its respective directors, officers, employees, agents and other persons acting on its behalf (each a “Representative” and collectively the “Representatives”) are and have been in material compliance with all applicable Laws relating to anti- bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA if it is a U.S. Person. Neither any Group Company nor, to the Knowledge of the Warrantors, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of offering, paying, promising to pay, or authorizing the payment of any money or anything else of value to any government officials:

(a)	with the intent or purpose of (a) influencing any act or decision of such government official in his official capacity or (b) inducing such government official to abuse his influence with a government or instrumentality thereof; or

(b)	in violation of any applicable anti-bribery or anticorruption law.

3.13.2.	No government official in the PRC (a) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement or (b) serves as an officer, director or employee of any Group Company.

3.13.3.	No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.14.	Assets and Properties

The assets included in the Financial Statements or acquired by the relevant Group Company since the Statement Date and all other assets used or employed by the relevant Group Company are the absolute property of the relevant Group Company free from any Lien, and all such assets are in the possession or under the control of the relevant Group Company. The Group Company has not within the period of twenty- four months ending on the date hereof, acquired any asset on terms which were not by way of bargain at arm’s length. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in good condition and of merchantable quality and repair in all material respects (reasonable wear and tear excepted). The foregoing assets plus the intangible property owned by the Group Companies collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group Company in the manner as presently conducted. Each Group Company has the legal right to occupy each real property rented to such Group Company (the “Leased Properties”) upon the terms and conditions of the tenancy agreements, a true and complete copy of which has been delivered to the Investor (collectively, the “Leases”). Each of the Leased Properties are being used for lawful purposes, which is permitted by the relevant Lease agreement and the actual occupation has not violated any relevant land, construction or user regulations applicable to the Leased Properties.

3.15.	Related Party Transactions

Except as set forth in Section 3.15 of the Disclosure Schedule, no Related Party has any Contract (other than the employment agreement, the confidentiality and the non- competition agreement (including the provisions of invention assignment agreement), each in substantially the same form, the true and complete copy of which has been delivered to the Investor), understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company other than as set forth in Section 3.2 hereof, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits) without prior consent of the Investor. No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or any Person that directly or indirectly competes with any Group Company, or any Contract to which a Group Company is a party or by which it may be bound or affected.

3.16.	Intellectual Property Rights

3.16.1.	Company IP

(a)	Each Group Company owns or otherwise has the all rights (including but not limited to the rights of development, maintenance, licensing and sale) to all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person.

(b)	Section 3.16.1 of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date; and the Warrantors have delivered to the Investor a complete and accurate list of all Company IP.

3.16.2.	IP Ownership

(a)	All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Company Owned IP.

(b)	No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any material Company IP; or (c) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

3.16.3.	Infringement, Misappropriation and Claims

Except as disclosed in Section 3.16.3 of the Disclosure Schedule, no Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has challenged the ownership or use of the Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

3.16.4.	Assignments and Prior IP

All material inventions and material know-how(s) conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the Knowledge of the Warrantors, it will not be necessary to utilize any Intellectual Property of any such Persons, except for those that are exclusively owned by a Group Company, and none of such Intellectual Property has been utilized by any Group Company. To the Knowledge of the Warrantors, none of the Founders or employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

3.16.5.	Licenses

Section 3.16.5 of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company IP; and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (c) agreements involving “off-the-shelf” commercially available software; and (d) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

3.16.6.	Protection of IP

Each Group Company has taken reasonable and appropriate steps to register, protect, maintain and safeguard material Company IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

3.16.7.	No Public Software

No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.17.	Employment Matters

3.17.1.	No circumstances have arisen under which any Group Company will be required to pay any material damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other material payment under any employment protection legislation or to reinstate or re- engage any former employee. No circumstances have arisen under which any Group Company will be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under any laws conferring protection against discrimination, harassment, victimization or vilification by reason of age, gender, family circumstances, race, religion or disability. None of the Founders and the employees of any Group Company, including but not limited to the Key Employees, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement (including any confidentiality, non-competition or non-solicitation agreement or the similar agreement in nature entered into with the former employer of such employee), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ Business.

3.17.2.	There are no existing service or other agreements or contracts between any Group Company and any of its directors or executives or employees which cannot be lawfully terminated by notice of three (3) calendar months or less without giving rise to any claim for damages or compensation other than a statutory redundancy or severance or long service payment, and each Group Company has complied with all its obligations under all applicable Laws in connection with its employees and contracts with its employees in any material aspects.

3.17.3.	Except as set forth in Section 3.17.3 of the Disclosure Schedule, each Group Company has at all relevant times complied with all its obligations under applicable Laws or otherwise related to labor or employment in all material aspects, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining, and there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

3.17.4.	Save as any scheme which a Group Company is or may become obliged to join or subscribe under any applicable Laws or regulations, there are no scheme or funds in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which any of the Group Companies is a party or in respect of which there is any obligation or liability, present or future, actual or contingent.

3.17.5.	Section 3.17.5 of the Disclosure Schedule sets forth a true and complete list of all the Key Employees of each Group Company as of the date hereof. No Key Employee is obligated under, or in violation of any term of, any contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No Key Employee or any group of employees of any Group Company has given any notice of intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees.

3.18.	Entire Business

Except as disclosed in Section 3.18 of the Disclosure Schedule, there are no facilities, services, assets or properties shared with or provided by any other entity which is not a Group Company, which are used in connection with any business of any Group Company.

3.19.	Non-competition; No Dispute

Except as disclosed in Section 3.19 of the Disclosure Schedule, there is no such Contract entered by any of the Group Companies, the Founders Holding Companies and the Founders (including without limitation to any Contract with a Founder’s prior employers) (a) including non-competition, confidentiality or similar clauses that might directly or indirectly impair, restrict or impose conditions on any Group Company’s, any Founder Holding Company’s, or any Founder’s right to carry on the Business and to enter into this Agreement and any Transaction Documents and consummate the transactions contemplated hereunder and thereunder; or (b) having caused or might cause to any infringement of intellectual properties by the Group Companies, the Founders Holding Companies or the Founders, or having caused or might cause to any dispute, confiscation, claim, demand or similar legal proceedings against the Group Companies, the Founders Holding Companies and the Founders. The Founders and the Key Employees do not hold any equity interests in any entity that carries on any business that competes with the business of any of the Group Companies as presently conducted or as contemplated to be conducted.

3.20.	Securities Laws Matters

The offer and sale of the Purchased Shares are exempted from the registration or qualification requirements of all applicable securities laws and regulations, and the issuance of Class A Common Stock upon conversion of the Purchased Shares in accordance with the Articles of Incorporation, as may be amended from time to time, will be exempted from such registration or qualification requirements.

3.21.	Insurance

Each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

3.22.	Business Plan

The Company has delivered its business plan attached as EXHIBIT B hereto (the “Business Plan”) to the Investor. The Business Plan does not contain any untrue statement of a material fact, nor does it omit to state a material fact necessary to make the statements therein not misleading.

3.23.	Environment Laws

The Group Companies and the business operations of the Group Companies are in compliance with all applicable Laws concerning the protection of human health or the environment or concerning hazardous materials (“Environmental Laws”) in all material respects. No claim by any Person or Governmental Authority is pending or, to the Knowledge of the Warrantors, threatened against any Group Company with respect to Environmental Laws or any environmental matters. None of the Group Companies is subject to any indebtedness, liability or obligation relating to (i) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous materials (whether as the result of an act or omission by such Group Company or any other Person) or (ii) the presence of hazardous materials (whatever the cause of such presence) on, under or in connection with any real property (including the water underlying any such real property) owned or used by the Group Companies. Warrantors have disclosed and made available to the Investor all material information, including all material studies, analyses and test results conducted in the last three (3) years and in the possession, custody or control of or otherwise known to Warrantors or the Group Companies relating to (a) the environmental conditions on, under, or about the assets owned, leased, operated or used presently or in the past by the Group Companies or any predecessor thereto; and (b) any hazardous materials used, managed, handled, transported, treated, generated, stored or released by the Group Companies or any other Person on, under, about or from any of the assets, or otherwise in connection with the use or operation of any of the assets of the Group Companies or the business.

3.24.	Customers and Suppliers

Section 3.24 of the Disclosure Schedule sets forth a list of the top ten (10) customers (determined on the basis of aggregate revenues recognized by the Group Companies, taken as a whole) and top ten (10) suppliers (determined on the basis of aggregate purchases made by the Group Companies, taken as a whole) (in each case, with related or affiliated Persons aggregated for purposes hereof) of the Group Companies as of the Statement Date. No Group Company has experienced or been notified in writing of any material shortage in goods or services provided by its suppliers or other providers. There is not currently any dispute pending between the Group Companies and any Person listed on Section 3.24 of the Disclosure Schedule.

3.25.	Insurance

Each Group Company has in full force and effect insurance policies to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

3.26.	Full Disclosure

The Warrantors have provided the Investor with all the information that the Investor have requested for deciding whether to consummate the transactions contemplated under this Agreement. None of the Transaction Documents or any other statements or certificates or other materials made or delivered, or to be made or delivered, to the Investor in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by the Warrantors in this Agreement and no information or materials provided to the Investor in connection with its due diligence investigation of the Group Company or the negotiation and execution of the Transaction Documents, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading. All information relating to the Group which is known or would on reasonable enquiry be known to the Group Companies or any of them and which is material to be known by a subscriber for value of the Purchased Shares has been disclosed to the Investor in writing.

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as of the date of this Agreement and as of Closing Date that:

4.1.	Authorization

The Investor has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to carry out and perform its obligations hereunder and thereunder. All action on its part (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of this Agreement and each other Transaction Document and the performance of all its obligations hereunder and thereunder has been taken. Each Transaction Document, when executed and delivered by such Investor (to the extent such Investor is a party) will constitute valid and legally binding obligations of it and enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2.	Purchase for Own Account

The Purchased Shares being purchased by it and the conversion shares thereof will be acquired for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3.	Restricted Securities

It understands that the Purchased Shares being purchased by it and the conversion shares thereof are restricted securities within the meaning of Rule 144 under the Securities Act; that such Purchased Shares and conversion shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.	CONDITIONS OF THE INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligations of the Investor to consummate the Closing of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, or waiver by the Investor, of the following conditions:

5.1.	Representations and Warranties

Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true and complete when made and shall be true and complete on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date.

5.2.	Performance

Each Warrantor shall have performed and complied with all obligations and conditions contained in this Agreement and any other Transaction Document that are required to be performed or complied with by them, on or before the Closing, and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

5.3.	Authorizations

All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investor) in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing Date, and evidence thereof shall have been delivered to the Investor, including without limitation:

5.3.1.	approval by the Board and, to the extent required by the Articles of Incorporation or applicable law, the allotment and issuance of the Purchased Shares and the other transactions contemplated by the Transaction Documents to which the Warrantor is a party or which require approval by the Board or the Shareholders; and

5.3.2.	adoption of the revised Articles of Incorporation by all necessary action of the Board and the Shareholders and due filing of the Articles of Incorporation with the Nevada Secretary of State.

5.4.	Proceedings and Documents

All corporate and other proceedings of the Warrantors, if applicable, in connection with the transactions to be completed as of the Closing Date and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each such Person, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5.	Transaction Documents

Each of the Parties (other than the Investor) to the Transaction Documents shall have executed and delivered such Transaction Documents to the Investor.

5.6.	Board of Directors

The Warrantors shall have taken all necessary corporate action such that immediately following the Closing, the Board of the Company shall have minimum five (5) members. Closing Compliance Certificate

At the Closing, the Warrantors shall deliver to the Investor a closing compliance certificate, executed and delivered by each of the Warrantors and dated as of the Closing Date, certifying that the conditions precedent to the Closing specified in this Section 5.1 (other than subsection 5.7 below) have been fulfilled and attaching thereto (a) the Articles of Incorporation as then in effect, and (b) copies of all resolutions approved by the relevant Group Companies’ shareholders and the board of the directors related to the transactions contemplated hereby.

5.7.	Due Diligence

The Investor shall have completed and be satisfied with the results of all business, technical, legal and financial due diligence. Without limiting the foregoing, the Investor shall have received from the Group Companies, all documents and other materials requested by the Investor for the purpose of examining and confirming (a) the rights of any Group Company with respect to its businesses as now conducted and proposed to be conducted and the status of such rights shall be satisfactory to the Investor in its sole discretion; and (b) the compliance with all applicable Tax reporting and payment requirements as of the Closing by the Group Companies.

5.8.	No Material Adverse Change

There has not been any Material Adverse Effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company since the Statement Date.

5.9.	No Litigation

No action, suit, proceeding, claim, arbitration or investigation shall have been threatened or instituted against the Founders, the Founders Holding Companies, the Group Companies or the Investor seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or any Ancillary Agreement.

5.10.	Updated Register of Members

The Company shall have updated its register of members certified as true and accurate by the registered agent of the Company, reflecting all the outstanding Common Stock (as applicable) issued to the respective shareholder of the Company on or prior to the Closing, the evidence of which shall be delivered to the Investor to its satisfaction.

5.11.	Employment Agreement, Confidentiality and Non-Competition Agreement

On or prior to the Closing, each Key Employee listed in SCHEDULE VI and each Founder shall have executed (a) an employment agreement with the appropriate Group Company and (b) a confidentiality, non-competition with a term no less than two (2) years and invention assignment agreement, substantially in the form attached hereto as EXHIBIT C with the appropriate Group Company, and the fully-executed copies of which shall have been delivered to the Investor; and worked as a full-time employee in the appropriate Group Company.

5.12.	Business Plan and Forecast

Immediately prior to the Closing, the Warrantors shall have delivered the Business Plan and forecast of the year of 2022 of the Group Companies to the Investor to its satisfaction.

5.13.	Opinions of Counsel

Immediately prior to the Closing, the Company shall have caused copies of opinions of the Company’s U.S. counsels dated the Closing and addressed to the Investor and each in form and substance to the reasonable satisfaction of the Investor and covering the matters specified in SCHEDULE VI, to be delivered to the Investor.

5.14.	ESOP

Upon the Closing or promptly thereafter, the Board of Directors shall have approved to reserve in aggregate ____________ Class A Common Stock to be issued to the Company’s employees, consultants, officers or directors in accordance with an employee stock option plan to be duly approved by the Board of Directors, with evidence thereof being furnished to the Investor to its reasonable satisfaction.

5.15.	Issuance of Purchased Shares to the Investor

of Immediately prior to the Closing, the Company shall have issued and transferred the Purchased Shares to Investors free of any Lien the evidence of which shall be provided to the Investor to its satisfaction.

5.16.	Process Agent Appointment Letter

The Warrantors shall provide a process agent appointment letter duly signed by appointed process agent pursuant to Section 10.7.3 immediately prior to the Closing or on the Closing.

6.	CONDITIONS OF THE WARRANTORS’ OBLIGATIONS AT CLOSING

The obligations of the Warrantors to consummate each Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Warrantors, are subject to the fulfillment by the Investor on or before the relevant Closing of each of the following conditions:

6.1.	Representations and Warranties

The representations and warranties of the Investor contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2.	Performance

The Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the relevant Closing.

6.3.	Authorizations

All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by the Investor in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

6.4.	Transaction Documents

The Investor shall have executed and delivered to the Warrantors the Transaction Documents to which it is a party.

7.	CONFIDENTIALITY

7.1.	Disclosure of Terms

The terms and conditions of the Transaction Documents, and all exhibits and schedules attached to such agreements (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party.

7.2.	Press Releases

No announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investor. Any press release issued by the Company shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the Investor.

7.3.	Permitted Disclosures

7.4.	Notwithstanding the foregoing, Section 7.1 shall not apply to the following:

7.4.1.	Confidential Information which a restricted party learns from a third party which such third party reasonably believes to have the right to make the disclosure, provided that the restricted party complies with any restrictions imposed by such third party;

7.4.2.	Confidential Information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation;

7.4.3.	Confidential Information which enters the public domain without breach of confidentiality by the restricted party;

7.4.4.	disclosures of Confidential Information by a Party to its current or bona fide prospective investor, Affiliates and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in Section 7;

7.4.5.	disclosures of Confidential Information to a bona fide purchaser or transferee of the shares held by the Investor where such purchaser or transferee is informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7;

7.4.6.	disclosures of Confidential Information upon approval in writing by the each of the Company, the Founders and the Investor;

7.4.7.	for the Investor, any information for fund and inter -fund reporting purposes; and

7.4.8.	disclosures of Confidential Information to the extent required pursuant to applicable Law (including the applicable rules of any stock exchange), in which case the party required to make such disclosure (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact, shall consult with the other Parties hereto regarding such disclosure, and shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed.

7.5.	The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by the Company and the Investor in respect of the transactions contemplated hereby.

8.	UNDERTAKING

8.1.	Exclusivity

From the date hereof to the earlier date of the Closing or the termination of this Agreement pursuant to Section 9 hereof, the Warrantors jointly and severally undertake that none of the Warrantors, their Related Parties or their officers shall, directly or indirectly, (a) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussion or negotiation with, any other Person (other than the Investor) for the sale or other disposition of all or any portion of the equity interests or (outside the ordinary course of business) the assets of any of the Group Companies or the merger, consolidation or other combination of any Group Company, any of its Subsidiaries or its businesses or assets with any other Person (other than the Investor); or (b) provide or offer to provide any information to any other Person (other than the Investor) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than the Investor) to engage or seek to engage in any of the foregoing.

8.2.	Full Access

Starting from the date and up to the Closing Date, the Warrantors shall permit the Investor and their representatives and agents, during normal business hours to visit and inspect any of the properties and examine the books of account, records, contracts and documents of the Group Companies, and to discuss the affairs, finances and accounts of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers, upon prior notice by the Investor.

8.3.	Satisfaction of Condition Precedent

The Warrantors shall use their best commercially reasonable efforts to cause the satisfaction of the conditions set forth in Section 5.1 within thirty (30) days hereafter.

8.4.	Use of Proceeds

80% of the proceeds received by the Company from the issuance and sale of the Purchased Shares shall be contributed into the Company to be used only for business expansion, working capital and other purpose set forth in the budget plan and business plan which are approved by a majority of Directors of the Board (including the affirmative vote of the Investor Director) in written in advance.

8.5.	Business of the Group Companies

Unless otherwise agreed by the Investor in written,

8.5.1.	the business of the Company shall be restricted to the holding, management and disposition of equity interest in the insurance and the technology platform for connecting all the participant in insurance sector; and

8.5.2.	The Group Companies (as defined below) are mainly engaged in the business of providing self-insured medical insurance products for small businesses and providing services technology and AI backed SaaS platform for faster underwriting and offer 24/7 full time access for patients to have their own medical data which is the only market solution.

8.6.	Employment Agreement, Confidentiality and Non-competition Agreement.

The Company and each Group Company shall, to the fullest extent permitted under applicable Laws, on or before the Closing, cause each Key Employee employed by any Group Company to enter into an employment agreement with a term no less than two (2) years, a confidentiality and non-competition agreement (including the provisions of invention assignment agreement) in the substantial forms attached hereto as EXHIBIT C and reasonably acceptable to the Investor. In addition, the Company shall not, and shall procure that the Group Companies do not amend, modify, terminate, waive or otherwise alter, in whole or in part, any material provisions of the above-referenced agreements without the written consent of the Investor Director.

8.7.	Conduct of Business

During the period from the date hereof to the Closing, each of the Warrantors agrees to observe the following covenants:

8.7.1.	Affirmative Covenants

Each Group Company shall:

(a)	use reasonable efforts to preserve intact its business organization and keep available the services of present employees, in each case consistent with past practice;

(b)	comply in all material respects with all Laws applicable to it or to the conduct of its business and, in the ordinary course consistent with past practice, perform and comply with all Contracts, commitments and obligations by which it is bound;

(c)	duly and timely file (giving effect to any permitted extensions) all Tax returns or reports required to be filed with taxing authorities and portly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefore);

(d)	in the ordinary course consistent with past practice, preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its suppliers and customers, preserve its goodwill, and maintain all physical properties in good operating condition;

(e)	in the ordinary course of business consistent with past practice, preserve and protect Intellectual Property; and

(f)	operate its business solely in the ordinary course

(g)	consistent with past practice.

8.7.2.	Negative Covenants

Without the prior written consent of the Investor, and except as otherwise contemplated herein or required by Law, none of the Group Companies shall:

(a)	amend its Charter Documents or constitutional documents except by the adoption of the Articles of Incorporation;

(b)	make any acquisition of any other business or other acquisition of property other than in the ordinary course of business consistent with past practice of its business;

(c)	sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business consistent with past practice of its business;

(d)	make any material change in any method of accounting or accounting practice or policy other than such changes required by Accounting Standards or by applicable Laws (A) incur any obligation or Liabilities other than (i) in the ordinary course of business consistent with the past practice of its business or (ii) for reasonable transaction expenses; (B) incur any indebtedness for borrowed money; (C) assume or guarantee or otherwise become responsible for any indebtedness for any Person; or (D) enter into any contracts or commitments involving payments by it of US$100,000 or more, other than purchase orders or commitments for the sales of products, purchase of inventory, materials and supplies in the ordinary course of business consistent with the past practice of its business, the copies of which have been delivered to the Investor prior to the execution thereof;

(e)	employ or engage any new officer, director, employee or consultant or change the compensation or fringe benefits of any officer, director, employee or consultant other than (A) as required by the applicable Laws; (B) pursuant to the existing terms of contracts entered into before the date of this Agreement; or (C) in the ordinary course of business and consistent with the past practice of its business grant any option, warrant or other right to purchase, or to convert any obligation into, its share capital; (D) declare or pay any dividend or other distribution with respect to any share capital; or (E) issue or redeem any of its share capital;

(f)	take any actions that would result in any of the representations or warranties made in Section 3 hereof being untrue;

(g)	take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events list in Section 3.10 is likely to occur; or

(h)	enter into any agreement or arrangement to do any of the things set forth above.

8.8.	Notice of Litigation and Proceedings

From the date hereof, the Warrantors shall give prompt notice in writing to the Investor of any litigation, arbitral proceeding and regulatory proceedings affecting any of the Group Companies and the Founders Holding Companies, or any of their respective properties or the transactions contemplated under the Transaction Documents.

8.9.	Notice of Developments

From the date hereof, the Warrantors shall give prompt written notice to the Investor of any material adverse development that results in or could reasonably be expected to result in a breach of any of the representations, warranties, covenants or agreements contained in this Agreement. No such disclosure by the Warrantors, pursuant to this Section 8.9 shall be deemed to amend or supplement the Disclosure Schedules attached hereto or to prevent or cure any breach of representation, warranty, covenant or agreement without the consent of the Investor.

8.10.	Compliance with Laws.

8.10.1.	Each Person who is a PRC resident and directly or indirectly holds any Equity Securities of the Company (including but not limitation to the Founders) shall, at his expense, fully comply with applicable requirements of the PRC Governmental Authorities with respect to his direct or indirect holding of the Equity Securities of the Company on a continuing basis (including, but not limited to, all reporting, registration and filing obligations imposed by, and all consents, approvals and permits required by SAFE under SAFE Circulars and other PRC Governmental Authorities in connection therewith).

8.10.2.	The Group Companies shall, and each Warrantor shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable Laws, and obtain, make and maintain in effect, all Consents from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as now conducted in accordance with applicable Laws. Especially, the Domestic Company shall avoid the public promotion of private funds products and set the proceedings to investigate the identification of the potential clients before providing promoting private funds products to them. If required by the applicable laws, the Group Companies shall examine the truth of the promoting materials and maintain a cooling-off period of at least one (1) day before the potential clients to conclude a contract to purchase financial products promoted by the Group Companies.

8.11.	Anti-corruption

8.11.1.	Without limiting the generality of the Section 8.11, none of the Group Companies shall, and the Warrantors shall cause each Group Company not to, and the Warrantors shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not, directly or indirectly:

(a)	offer or give anything of value to any Public Official with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Group Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Group in obtaining or retaining business;

(b)	take any other action, in each case, in violation of the FCPA, as amended (as if it were a U.S. Person), or any other applicable similar anti-corruption, recordkeeping and internal controls Laws, or (c) establish or maintain any fund or assets in which any Group Company has proprietary rights that have not been recorded in its books and records of Group Company.

8.12.	Stamped Articles of Incorporation

The Company shall obtain the duly certified Articles of Incorporation and provide the scan copy of the same to the Investor within ten (10) Business Days following the Closing.

8.13.	SAFE Registration after each Closing

If requested by the applicable laws or the SAFE, each Founder shall apply for an amendment to his SAFE registration certificates under the SAFE Circulars with the competent Governmental Authorities after each Closing (as applicable).

8.14.	Permit and License

As soon as practicable after the Closing, the Company shall, and the Warrantors shall cause the applicable Group Companies to, obtain and maintain in a timely manner all the permits and licenses and any similar authority necessary in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted.

8.15.	Internal Control System

The Warrantors shall use their commercially reasonable efforts to cause each Group Company to maintain the books and records in accordance with common business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management and accounting that meets international standards of common practice satisfactory to the Investor to provide reasonable assurance that:

8.15.1.	transactions conducted by it are executed in accordance with management’s general or specific authorization;

8.15.2.	transactions conducted by it are recorded as necessary for preparation of financial statements in conformity with the respective Accounting Standards and to maintain asset accountability;

8.15.3.	access to assets of it is permitted only in accordance with management’s general or specific authorization;

8.15.4.	the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences;

8.15.5.	segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established; and

8.15.6.	any personal assets or bank accounts of the employees, directors, officers of any Group Company are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

8.16.	Employee Matters

The Group Companies shall comply with all applicable labor laws and regulations in all material respects.

8.17.	Sales Commitment

The Warrantors hereby undertake to cause the Group Companies to achieve the following sales commitments:

8.17.1.	to achieve an annual sales commitments of generating BAU revenue of $7million (the “Sales Commitment”) for the period from 1st January 2022 to 31st December 2022 and shall reflect the same on the Group Companies’ actual and audited for the year ended December 31, 2022;

8.17.2.	For the avoidance of doubt, in the event that the Group Companies fail to achieve any Sales Commitment as a result of the occurrence of Force Majeure, the Parties shall negotiate in good faith and to adjust the relevant Sale Commitment in proportion to the actual and audited units that have been impacted by the Force Majeure.

8.18.	Permit and License

The Warrantors shall cause the Group Companies to obtain all permits and licenses and any similar authority necessary in full compliance with applicable laws for the conduct of their Business as currently conducted and as proposed to be conducted.

8.19.	Social Welfare

As soon as practicable following the Closing or upon the request of the Investor, each Group Company shall comply with all applicable Laws relating to the contribution of social insurance and housing funds in all material respects.

8.20.	IPO and Sale of Investor's Purchased Shares

The Warrantors undertakes to have the Company listed on a qualified stock exchange in the Unites States, including the NYSE, the Nasdaq, over the counter market or another market for publicly tradable securities, no later than the date that is two years from the Closing Date. At the IPO, the Investor shall have the rights to sell not more than 50% of the shares of Common Stock resulting from conversion of its Purchased Shares to and into Class A Common Stock at the IPO price to a third party or a public investor. The remaining unsold Purchased Shares will automatically convert to the Common Stock in accordance with Section 3 of SCHEDULE V. In the event the Company or any of its Class A Common Stock any of the Group Companies fails to be listed on a qualified stock exchange within the prescribed period noted in this Section 8.20, the Investor may exercise its redemption rights as provided in and in accordance with Section 4 of SCHEDULE V.

9.	TERMINATION

9.1.	Termination of Agreement

This Agreement may be terminated only:

9.1.1.	by the Investor upon prior written notice to all the other Parties hereto, in the event the Closing does not take place within 30 days after the execution of this Agreement (the “Closing Long-Stop Date”) for reasons not attributable to the Investor;

9.1.2.	by the Investor, if any of the Warrantors has breached any representation and warranties contained in this Agreement or any other material covenant or agreement of the Group Companies contained in this Agreement, which breach cannot be or is not cured within 14 days after being notified in writing of the same; or

9.1.3.	by mutual consent in writing of the Parties hereto.

9.2.	Effect of Termination

Upon termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall become void and of no further force and effect and the rights and obligations of the Parties hereunder shall terminate and expire without any liability of any Party to any other Party; provided, however, that (a) the provisions and obligations of the Parties under this Section 9.2, Section 7 and Section 10 hereof shall survive any such termination, and (b) nothing in this Section 9.2 shall be deemed or construed to limit, diminish or otherwise impair any liability that a Party in material breach of its representations, warranties, covenants or agreements hereunder may have to the other Party under Section 10.2 or applicable Law or in equity.

9.3	Conflict with Articles

Any rights and interests of the Investor in and under this Agreement that are different than the rights represented by, or the terms of, the Series A Preferred Stock as set forth in the Company's Articles of Incorporation are, and shall be treated as, rights and interest that are in addition to the terms of the Series A Preferred Stock and not in reduction of any of the rights, interests, and benefits inherent to the Series A Preferred Stock as set out in this Agreement.

10.	MISCELLANEOUS

10.1.	Survival of Representations and Warranties

The warranties, representations, agreements and undertakings of the Warrantors contained in or made pursuant to this Agreement (other than those set forth in Section 3.8 hereof) and the indemnities given by the Warrantors pursuant to Section 10.2 (other than those set forth in sub-sections 10.2.2(c) and 10.2.2(h) hereof), respectively, shall survive the execution and delivery of this Agreement, the Closing for a period ending on the second (2nd) anniversary of the Closing Date provided that the representations and warranties of the Warrantors contained in or made in Section 3.8 hereof and the indemnities given by the Warrantors pursuant to Sections 10.2.2(c) and 10.2.2(h) hereof shall survive the execution and delivery of this Agreement and each Closing for a period ending on the fifth (5th) anniversary of the Closing Date.

10.2.	Indemnity

10.2.1.	General Indemnity

The Warrantors (individually, an “Indemnitor” and collectively, the “Indemnitors”) hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s directors, employees, Affiliates, agents, assigns and transferees (individually, an “Indemnitee” and collectively, the “Indemnitees”), from and against any and all Indemnifiable Losses directly or indirectly incurred or suffered by such Indemnitee as a result of, or based upon or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements by any Warrantor in this Agreement, any Transaction Document or any certificate delivered pursuant to this Agreement (including the closing compliance certificate delivered pursuant to Section 0 hereof); and/or (b) the facts that the Indemnitee is or was a shareholder, director, officer, employee, agent or fiduciary of any Group Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

10.2.2.	Special Indemnity

Without limiting the generality of the foregoing, each of the Indemnitors shall, jointly and severally, indemnify and hold harmless each Indemnitee from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from:

(a)	any Action in connection with any failure to pay social insurance contribution and/or housing fund by any Group Company before the Closing;

(b)	any dispute or infringement claim in connection with the ownership of any Company IP before the Closing;

(c)	any tax liability of any Group Company accrued before the Closing;

(d)	any Action against the Group Companies, pending or threatened, due to the facts existing prior to the Closing even if the liability is actually incurred after the Closing;

(e)	any activities, businesses and operations of any Group Company at any time from its establishment to the Closing Date, including any non-compliance with any applicable Laws or Contracts, or the failure to timely obtain any certificate or consent from the competent Governmental Authority in accordance with the applicable Laws, including without limitation, the failure to complete the registration, approval or filings for overseas investment as required by applicable PRC Laws, SAFE registration for Company’s prior investment as contemplated in Section 8.18, the failure to obtain the permits and licenses as contemplated in Section 8.18, the failure to obtain the relevant property ownership certificate, housing construction planning permit and construction permits;

(f)	failure to complete the filings with competent Governmental Authorities of the Group Companies’ lease agreements which were entered into before the date hereof and are subsisting as at the Closing Date;

(g)	violation of any terms of non-competition agreement entered by and between any Founder, and any Group Company or any of its Subsidiaries or Affiliates;.

(h)	failure or omission to inject the registered capital into the Company or Group Company out of the Investment Amount pursuant to Section 8.4 hereof such that the Investor is unable to use such Investor’s indirect basis in the equity of such Company or Group Company (as applicable) with respect to any tax filing, tax position and other communication with the relevant PRC tax authorities for purposes of determining any income tax, capital gains tax or any other tax calculated with reference to gains made through the purchase and sale of the Purchased Shares;

(i)	failure or omission to complete a qualified IPO as contemplated in Section 8.20; or

(j)	any profit transfers in connection with or arising from any related transaction between the Group Companies and its Related Parties through Related Party transactions.

10.2.3.	Limitation

Notwithstanding anything to the contrary in this Agreement, the Indemnitors shall, in no circumstance, be obligated hereunder to indemnify any Indemnitee in respect of losses in the aggregate in an amount exceeding the proceeds actually received by the Company from such Indemnitees or its Affiliate in consideration for the subscription of Purchased Shares contemplated hereunder, plus a ten percent (10%) simple interest per annum.

10.3.	Further Assurances

Upon the terms and subject to the conditions herein, each of the Warrantors agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by other Parties, to enforce rights and obligations pursuant hereto or thereto.

10.4.	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investor. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights of any Investor hereunder are assignable to any Person in connection with the transfer (subject to applicable Laws) of Equity Securities held by the Investor but only to the extent of such transfer, and any such transferee shall execute and deliver to the Company and the other Parties hereto a joinder agreement becoming a Party hereto as an “Investor” subject to the terms and conditions hereof.

10.5.	Governing Law

This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder; provided, however, that as and to the extent necessary to apply, maintain, effect, and enforce the rights and interests of the Investor in and under this Agreement, the laws of the United States, including state law as applicable to the Company as if this Agreement were entered into by the parties hereto in the Company's state of Incorporation (such United States and state law the “'U.S. Law”). Any arbitrator or judicial court shall use and apply the laws of Hong Kong or the U.S Law as necessary to enforce and effect the rights and interests of the parties in and under this Agreement.

10.6.	Dispute Resolution

10.6.1.	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

10.6.2.	The Dispute shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in Hong Kong. Such arbitration shall be conducted in the English language. Unless otherwise expressly stated herein, the arbitration shall be conducted in accordance with the HKIAC's arbitration rules as in effect at the time of submission to arbitration.

10.6.3.	The arbitral tribunal shall consist of three arbitrators; each Party shall appoint one arbitrator and the third arbitrator shall be appointed by both Parties with mutual agreement as the presiding arbitrator. If no agreement can be reached within the time period required by the HKIAC, the presiding arbitrator shall be appointed by the Chairman of the HKIAC.

10.6.4.	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

10.6.5.	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

10.6.6.	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

10.6.7.	The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

10.6.8.	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.6.9.	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.6.10.	The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(a)	In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(b)	The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(c)	If the Principal Tribunal makes an order for consolidation, it (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (i) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 10.6); and (ii) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(d)	Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(e)	The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 10.6 where such objections are based solely on the fact that consolidation of the same has occurred.

10.7.	Notices

10.7.1.	Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as provided in SCHEDULE VII (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 10.7.

10.7.2.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (a) delivery (or when delivery is refused); and (b) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective. Without prejudice to any other mode of service allowed under any relevant Law, the Company and the Warrantors will irrevocably appoint (a) XF Partners Limited through secretary of office Sinboravo consulting Hong Kong of Unit 1904, 19/F., Podium Plaza, 5 Hanoi Road, Tsim Sha Tsui, Kowloon, Hong Kong, or (b) such other Person in Hong Kong qualified as an agent of the Warrantors for service of process in relation to any proceedings before the Hong Kong courts in connection with any Transaction Documents by giving written notice to the Investor.

10.8.	Rights Cumulative; Specific Performance

Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

10.9.	Fees and Expenses

The Warrantors shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. In the event (a) the Closing takes place, or (b) the Closing fails to take place due to (A) any material negative difference between results of the Investor’s due diligence and the information presented to the Investor by the Warrantors, or (B) any of the Warrantor’s decision or fault, the Warrantors shall pay or reimburse all reasonable costs and expenses incurred or to be incurred by the Investor in connection with the transactions contemplated by the Transaction Documents, including all expenses by the Investor and third party consulting or advisory expenses up to US$200,000 in aggregate. The Investor is entitled to deduct the aforesaid fees and expenses from the Investment Amount at the Closing. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.10.	Severability

In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.11.	Amendments and Waivers

Any term of this Agreement may be amended, only with the written consent of each of (a) the Warrantors and (b) the Investor. Any amendment effected in accordance with this Section 10.11 shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

10.12.	No Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.13.	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.14.	No Presumption

The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.15.	Headings and Subtitles; Interpretation

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise:

10.15.1.	the term “or” is not exclusive;

10.15.2.	words in the singular include the plural, and words in the plural include the singular;

10.15.3.	the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision;

10.15.4.	the term “including” will be deemed to be followed by, “but not limited to”;

10.15.5.	the masculine, feminine, and neuter genders will each be deemed to include the others;

10.15.6.	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

10.15.7.	the term “day” means “calendar day”, and “month” means calendar month;

10.15.8.	all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

10.15.9.	all references in this Agreement to designated schedules, exhibits and appendices are to the schedules, exhibits and appendices attached to this Agreement;

10.15.10.	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

10.15.11.	references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made;

10.15.12.	each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant;

10.15.13.	all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards;

10.15.14.	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

10.15.15.	references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; and (xvi) all references to dollars or to “US$” are to currency of the United States of America.

10.16.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.17.	Entire Agreement

This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreements among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.18.	Finder’s Fee

The Warrantors represents and warrants, jointly and severally, to the Investor that it neither is nor will be obligated for any finders’ fee or commission in connection with transaction contemplated hereunder.

10.19.	Use of English Language

This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Company

Signed by	)	/s/ Tim Johnson
	)	Tim Johnson, CEO
duly authorised for and on behalf of	)
HEALTH IN TECH, INC	)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR

Signed by	)
)
)
duly authorised for and on behalf of	)

In witness whereof, the Parties have duly executed and delivered this Agreement as a deed as of the date first above written.

The Founders Holding Company

Executed and delivered as a deed by	)

ROSCOMMON INSURANCE	)
COMPANY	)
and signed by one director and one	)
secretary on its behalf	)	/s/ Tim Johnson
in the presence of	)	Name:	Tim Johnson
		Title:	Director and President

)
)
)
)
)	/s/ Lori Babcock
	Name:	Lori Babcock
	Title:	Secretary

In witness whereof, the Parties have duly executed and delivered this Agreement as a deed as bf the date first above written.

The Founders Holding Company

Executed and delivered as a deed by	)

TERVISTLLC	)
and signed by sole director on its behalf	)
Signature o witness	)
	)	/s/ Tim Johnson
		Name:	Tim Johnson
		Title:	Director and President

)
)
)
)
)

In witness whereof, the Parties have duly executed and delivered this Agreement as a deed as of the date first above written.

The Founder

Signed, sealed and delivered as a deed by	)

TIM JOHNSON	)
in the presence of:	)
)
	)	/s/ TIM JOHNSON
		Name:	TIM JOHNSON

In witness whereof, the Parties have duly executed and delivered this Agreement as a deed as of the date first above written.

The Founder

Signed, sealed and delivered as a deed l1)

LINLIN QIAN	)
In the presence of:	)
)
	)	/s/ LINLIN QIAN
		Name:	LINLIN QIAN

SCHEDULE I – SCHEDULE OF INVESTOR

SCHEDULE II – CAPITALIZATION TABLE IMMEDIATELY BEFORE THE

CLOSING (Fully-diluted Basis)

SCHEDULE III – CAPITALIZATION TABLE IMMEDIATELY AFTER THE

CLOSING (Fully-diluted Basis)

SCHEDULE IV – LIST OF KEY EMPLOYEES

SCHEDULE V

Rights of, and Specific to, the Investor with respect to its Series A Preferred Stock

SCHEDULE VI

List of matters to be covered by opinion of the Company’s US Counsel

SCHEDULE VII

Notice Address

EXHIBIT A

Disclosure Schedule

EXHIBIT B

Business Plan

EXHIBIT C

Form of Employment Agreement, Confidentiality and Non-competition Agreement
(Including the Provisions of Invention Assignment Agreement)